Exhibit 10(jj)

FORM OF

MATERIAL SCIENCES CORPORATION,

ELECTRONIC MATERIALS AND DEVICES GROUP, INC.

INCENTIVE COMPENSATION AGREEMENT*

This INCENTIVE COMPENSATION AGREEMENT (the “Agreement”) is made as of May 6, 2004, by and among Material Sciences Corporation, Electronic Materials and Devices Group, Inc., a Delaware corporation (the “Company”), Material Sciences Corporation (“MSC”), a Delaware corporation and the parent of the Company, and «Participant» (the “Participant”).

WHEREAS, MSC wishes to provide the Participant with the opportunity to earn a bonus based on the gains recognized by MSC upon a partial or complete sale of the Company;

WHEREAS, MSC must recover all of its invested capital in the Company before the bonus opportunity will apply; and

WHEREAS, this Agreement has been adopted and approved by the Board of Directors of the Company and the Board of Directors of MSC (the “MSC Board”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Participant hereby agree as follow:

ARTICLE I

DEFINITIONS

“Base Percentage” means the percentage set forth on Schedule A attached hereto.

“Cause”, with respect to the termination of Participant’s employment by the Company, means (i) the willful and continued refusal by Participant to perform a lawful and reasonable order, direction or instruction of his supervisor or the Board of Directors of the Company (the “Board”) within a reasonable period of time after a written demand for substantial performance is delivered to Participant by the Board which demand specifically identifies the manner in which the Board believes that Participant has not substantially performed such an order, direction or instruction; or (ii) the willful misconduct by Participant in the performance of Participant’s duties to the Company or MSC or the willful engaging by Participant in conduct which, in either case, is illegal or materially injurious to the Company or MSC. For purposes of this definition, no act, or failure to act, on Participant’s part shall be deemed “willful” unless done, or omitted to be done, by Participant not in good faith and without reasonable belief that Participant’s action or omission was in the best interest of the Company. In addition, notwithstanding the foregoing, Participant’s employment shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Participant and an opportunity for Participant, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Participant was guilty of conduct set forth above in clauses (i) or (ii) of the first sentence of this definition and specifying the particulars thereof in detail.

“Disability” means the inability of Participant to perform substantially all Participant’s duties and responsibilities to the Company by reason of a physical or mental illness or infirmity for either (i) a continuous period of six months or (ii) 180 days during any consecutive twelve-month period.

“Gain” means the excess of the Proceeds over the Invested Capital.

“Independent Third Party” means any corporation, limited liability company or other entity which, immediately prior to the contemplated transaction, is not a subsidiary or affiliate of MSC.

*	See Attached Schedule

“Invested Capital” means $8,619,000 (plus all amounts invested by MSC in the Company, whether in the form of equity or debt, or charged by MSC to the Company, from and after March 1, 2004), reduced by all amounts distributed or re-paid to MSC by the Company. Without limiting the generality of the foregoing, any amounts paid by MSC or the Company under any employment, retention and/or change in control agreements with Participants, or with any other employee who has spent a majority of his time since June 2002 (or, if later, his hire date) on Company business matters, shall be added to Invested Capital.

“Participation Right” means the right of a Participant from the Company to receive a payment in an amount equal to: Base Percentage * Gain. The form of the payment shall be as set forth in Section 3.6 below.

“Proceeds” means the aggregate proceeds received by MSC in the form of (1) purchase price paid to MSC by one or more Independent Third Party for equity or debt securities of the Company, (2) repayment of debt owed by the Company to MSC from proceeds of asset sales by the Company with Independent Third Parties or (3) dividends or distributions from the Company to MSC of proceeds from asset sales with Independent Third Parties; provided that the amount of proceeds received by MSC shall be reduced by (a) reasonable reserves established as of the closing date of the transaction for possible indemnification claims against MSC under the terms of any agreement relating to the transaction (“Reserves”), (b) any liabilities of the Company retained by or transferred to MSC (to the extent MSC is responsible for payment of those liabilities after the closing) and (c) customary costs and expenses incurred by MSC in connection with the transaction. Proceeds shall not include any amounts received by the Company from the issuance of its equity or debt securities, whether in a joint venture transaction or otherwise, unless and to the extent such proceeds are paid or distributed to MSC as a return on its investment in the Company.

“Sale of the Company” means the closing of a sale of the Company to an Independent Third Party or affiliated group of Independent Third Parties pursuant to which such party or parties acquire all or substantially all of the outstanding capital stock of the Company or all or substantially all of the assets of each of the Company’s business lines (i.e., automotive, non-automotive transportation and consumer electronics).

“Sale of MSC” means the closing of a sale of MSC to an Independent Third Party or affiliated group of Independent Third Parties pursuant to which such party or parties acquire all or substantially all of the outstanding capital stock of MSC or all or substantially all of MSC’s assets determined on a consolidated basis.

ARTICLE II

ADMINISTRATION OF THE PLAN

This Agreement shall be administered by the MSC Board. Subject to the limitations contained in this Agreement, the MSC Board shall have the sole and complete authority to: (i) interpret this Agreement and adopt, amend and rescind administrative guidelines and other rules and regulations relating to this Agreement, (ii) correct any defect or omission or reconcile any inconsistency in this Agreement, (iii) make all calculations contemplated hereby (including without limitation the calculation of Gain) and (iv) make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Agreement. The MSC Board’s determinations hereunder shall be conclusive and binding upon the Participant, the Company and MSC. The MSC Board may, to the extent permitted by law, delegate any of its authority hereunder to its Compensation Committee or such other persons as it deems appropriate; provided that all calculations and proposed payment amounts shall be submitted to the MSC Board for consideration and approval. All expenses associated with the administration of this Agreement shall be borne by MSC.

ARTICLE III

PARTICIPATION RIGHTS

Section III.1 Sale of the Company. Upon the occurrence of a Sale of the Company, MSC shall calculate the Gain on such Sale and MSC shall pay the Participant (if Participant is actively employed by the Company immediately prior to the closing of the Sale of the Company) an amount equal to the value of his Participation Right (if any). Upon receipt by Participant of a distribution under this Section 3.1, all of the rights and obligations of the Company, MSC and Participant under this Agreement shall automatically terminate and become null and void.

Section III.2 Partial Sales; Public Offerings. In the event of (1) a sale by MSC of less than all of the outstanding capital stock of the Company (whether in a public offering or private transaction) or (2) the sale by the Company of less than all or substantially all of its assets (each, a “Partial Sale”), MSC shall calculate the Gain on such Partial Sale and MSC shall make any payment owing in respect of the Participation Right at that time. In the event of a subsequent transaction, MSC shall re-calculate the total Gain taking into account the subsequent transaction and all previous Partial Sales, and MSC shall pay to Participant, if Participant is entitled to receive payments under this Agreement at that time, an amount equal to the excess of (1) the value of his Participation Right based on the total Gain over (2) the total payments made to Participant in respect of previous transactions. Upon receipt by Participant of his final distribution under this Section 3.2, all of the rights and obligations of the Company, MSC and Participant under this Agreement shall automatically terminate and become null and void.

Section III.3 Termination of Employment. If Participant’s employment is terminated at any time prior to the termination of this Agreement by reason of (a) death or Disability or (b) termination by the Company without Cause, MSC shall cash-out the Participation Right, with the value of the Participation Right being determined using the estimated fair market value of the Company at the time of termination (as determined by MSC) as the amount of Proceeds for purposes of calculating Gain. Upon receipt by Participant of a distribution under this Section 3.3, all of the rights and obligations of the Company, MSC and Participant under this Agreement shall automatically and without notice terminate and become null and void.

Section III.4 Distributions.

(a) Commencing March 1, 2009, MSC shall determine the fair market value of the Company on an annual basis.

(b) At any time after the earlier to occur of (i) the Sale of MSC or (ii) March 1, 2009, MSC shall have the option, in its sole and absolute discretion, to cash-out all (but not less than all) of the Participation Right, with the value of the Participation Right being determined using the estimated fair market value of the Company at the time (as determined by MSC) as the amount of Proceeds for purposes of calculating Gain. Upon receipt by the Participant of a distribution under this Section 3.4(b), all of the rights and obligations of the Company, MSC and Participant under this Agreement shall automatically and without notice terminate and become null and void.

(c) At any time after March 1, 2009, if but only if the fair market value of the Company (as determined by MSC) exceeds $50 million and MSC has not exercised its option under Section 3.4(b), then the majority of the Participants (using Base Percentage as a percent of the total Base Percentage for all Participants) under this and all similar agreements shall have the right to require MSC to cash-out all (but not less than all) Participation Rights then outstanding, with the value of the Participation Rights being determined using the estimated fair market value of the Company at the time (as determined in good faith by MSC) as the amount of Proceeds for purposes of calculating Gain. Upon receipt by Participant of a distribution under this Section 3.4(c), all of the rights and obligations of the Company, MSC and Participant under this Agreement shall automatically and without notice terminate and become null and void.

Section III.5 Calculations and Related Matters.

(a) In the case of any payment to be made in connection with a transaction under Sections 3.1, 3.2 or 3.4 (with respect to a Sale of MSC), MSC shall provide Participant with a calculation of the Gain as soon as is reasonably practicable following the closing of the transaction and the completion of any necessary post-closing audits or purchase price adjustments. MSC shall make any determination of the estimated fair market value of the Company and related Gain under Sections 3.3 or 3.4 (other than with respect to a Sale of MSC) within 60 days after the triggering event or as soon thereafter as is reasonably practicable under the circumstances. In making any determination of the estimated fair market value of the Company and related Gain, MSC shall be entitled to reduce the Gain by reserves, liabilities, costs or expenses of the type described in the definition of the term “Proceeds” in such amounts as MSC determines in good faith.

(b) All calculations of Gain made by MSC in good faith under Sections 3.1 and 3.2 shall be final and conclusive, and binding on the Participant without any right of review or appeal. Calculations of fair market value and Gain under Sections 3.3 or 3.4 shall be subject to dispute resolution under the following procedure: if the Participant notifies MSC that he disagrees with a calculation of fair market value or Gain under Section 3.3 or 3.4, then an independent appraiser, experienced in making valuations of the type required by such Sections, as selected by MSC and consented to by the Participant (which consent shall not be unreasonably withheld), shall determine the fair market value and Gain as promptly as possible in accordance with the terms of this Agreement. The determination of such independent appraiser shall be final and conclusive, and binding on MSC and the Participant without any further right of review or appeal. The fees and expenses of the independent appraiser shall be borne by

MSC, unless the final appraised value, as determined by the independent appraiser, is less than 110% of the valuation determined by the MSC Board, in which case the fees and expenses of the independent appraiser shall be borne by the Participant.

(c) Upon the release or reversal of any Reserves established in connection with any transaction, MSC shall re-calculate the total Gain to date taking into account the release or reversal, and MSC shall pay to Participant, if Participant is entitled to receive payments under this Agreement at that time, an amount equal to the excess of (1) the value of his Participation Right based on the total Gain over (2) the total payments made to Participant to date.

Section III.6 Payment. The Participation Right shall be paid in the same form of consideration as MSC receives in the transaction (e.g., the Participation Right shall be paid in cash if MSC receives cash in the transaction or in securities if MSC receives securities in the transaction); provided that if the buyer is unwilling to issue securities to Participant for business, regulatory or other reasons, then MSC shall have the right to pay the Participant in cash even though it will receive securities in the transaction. MSC shall pay any amounts due to Participant within 20 days after the final calculation of Gain, without interest. Notwithstanding the foregoing, MSC shall have the right to make any cash payment owing under this Agreement in a series of 24 monthly installments if such payment arises under Section 3.4 (or if MSC receives securities in a transaction but is paying the Participants in cash) and the Board of Directors concludes that making the payment in a lump sum would materially interfere with MSC’s ability to implement its business plans, meet its financial obligations or remain in compliance with the terms of any credit agreement or other indebtedness. Any payment which is paid in monthly installments shall accrue interest at the London Interbank Offered Rate from the date on which payment would otherwise have been due.

Section III.7 Future Participants. As of the date of this Agreement, the sum of the Base Percentages of Participant and all other Participants (together, the “Current Participants”) having similar agreements is 4.8%. MSC is holding in reserve for potential issuance to other current or future employees Base Percentages totaling an additional 1.2% (the “Additional Percentage”). Any portion of the Additional Percentage which has not been issued prior to a Sale of the Company shall automatically be allocated to the Current Participants on a pro rata basis (using Base Percentage as a percent of the total Base Percentage for all Participants) upon the Sale of the Company. In the event of a Partial Sale, MSC may decide, in its discretion, to (1) continue to hold all or a portion of the Additional Percentages (and/or any proceeds thereon) in reserve for potential issuance to other employees, (2) allocate all or a portion of the Additional Percentages (and/or the proceeds thereon) to the Current Participants or (3) take such other action as it deems appropriate under the circumstances. For the avoidance of doubt, the Base Percentages of a Current Participant whose employment terminates shall not be re-allocated to other Current Participants, unless MSC determines otherwise.

ARTICLE IV

MISCELLANEOUS

Section IV.1 Amendment and Termination. This Agreement may only be amended with the written consent of MSC and the Participant.

Section IV.2 No Assignment. The Participation Right may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale, execution, attachment or similar process. Upon any attempted sale (including in the case of any attempted execution, attachment or similar process), the Participation Right shall immediately become null and void.

Section IV.3 No Rights as a Stockholder. The Participant shall not have any rights of a stockholder by virtue of the grant of the Participation Rights.

Section IV.4 No Liability of Purchasers. The right to receive payment under this Agreement may only be asserted against MSC, and Participant shall not have the right to seek payment from the Company or any Independent Third Party which acquires equity, debt or assets of the Company in any transaction.

Section IV.5 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

Section IV.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section IV.7 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.

Section IV.8 No Third Party Beneficiaries. This Agreement is solely for the benefit of MSC, the Company and the Participant, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

Section IV.9 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

Section IV.10 Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to (i) MSC at 2200 East Pratt Boulevard, Elk Grove Village, Illinois 60007-5995 and (ii) Employee at «Address»«CityStateZip», provided that all notices to MSC shall be directed to the attention of the Vice President of Human Resources, with a copy to the Chief Financial Officer of MSC, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

Section IV.11 Entire Understanding. This Agreement, together with attached exhibits, sets forth the entire agreement and understanding of the parties hereto with respect to the matters set forth herein and supersedes any and all prior agreements, arrangements and understandings among the parties.

Section IV.12 Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

Section IV.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to the principles of conflicts of laws.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above.

THE COMPANY:

MATERIAL SCIENCES CORPORATION, ELECTRONIC MATERIALS AND DEVICES GROUP, INC., a Delaware corporation

By:
Name:	James J. Waclawik, Sr.
Title:	Chief Financial Officer

MSC:

MATERIAL SCIENCES CORPORATION, a Delaware corporation

By:
Name:	Ronald L. Stewart
Title:	President and Chief Executive Officer

PARTICIPANT:

«Participant» «Address» «CityStateZip»

SCHEDULE TO FORM OF INCENTIVE COMPENSATION AGREEMENT

(AS OF May 6, 2004)

Participant:	Andrew G. Blake

Base Percentage:

	Gain	Base Percentage
Less than	$5,000,000	2.736%
Next Incremental $5,000,000	$10,000,000	3.192%
Next Incremental $5,000,000	$15,000,000	3.648%
Next Incremental $5,000,000	$20,000,000	4.104%
Next Incremental $5,000,000	$25,000,000	4.560%
Greater than	$25,000,000	4.560%

Participant:	John J. Glazier, Jr.

Base Percentage:

	Gain	Base Percentage
Less than	$5,000,000	1.376%
Next Incremental $5,000,000	$10,000,000	1.605%
Next Incremental $5,000,000	$15,000,000	1.835%
Next Incremental $5,000,000	$20,000,000	2.064%
Next Incremental $5,000,000	$25,000,000	2.293%
Greater than	$25,000,000	2.293%